Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F 7% PREFERRED STOCK

OF

ASCENT SOLAR TECHNOLOGIES, INC.

Ascent Solar Technologies, Inc., a Delaware corporation, hereby certifies as follows:
FIRST:  Section 6(b) of the Certificate of Designations of Preferences, Rights and Limitations of Series F 7% Preferred Stock of the Company, filed with the Delaware Secretary of State on January 19, 2016, is hereby amended and restated in its entirety to read as follows:
“Section 6. Conversion.

b)    Conversion Price. The conversion price for the Preferred Stock shall equal the lowest of (i) 50% of the lowest VWAP of the Common Stock for the ten (10) consecutive trading day period prior to the Conversion Date or (iii) 50% of the lowest closing bid price of the Common Stock for the ten (10) consecutive trading day period prior to the conversion date, subject to adjustment herein; provided, however, if a Triggering Event occurs the Conversion Price shall be thereafter reduced, and only reduced, to equal 50% of the average of the lowest traded price of the Common Stock for the twenty (20) consecutive Trading Day period prior to the Conversion Date, subject to adjustment herein.”

SECOND:  The foregoing amendment has been duly adopted by the Board of Directors and the Series F Preferred stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 5th day of October, 2016.
ASCENT SOLAR TECHNOLOGIES, INC.

By: /s/ Victor Lee
Victor Lee
President and Chief Executive Officer

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